                                                                    Exhibit 4.21

                             THE CERPLEX GROUP, INC.



                         WAIVER AND AMENDMENT AGREEMENT


                             DATED DECEMBER 9, 1996




                                   $17,250,000
            SERIES A SENIOR SUBORDINATED NOTES DUE NOVEMBER 19, 2001

                         WAIVER AND AMENDMENT AGREEMENT


         WAIVER AND AMENDMENT AGREEMENT (this "Agreement"), dated December 9, 1996, by and among THE CERPLEX GROUP, INC., a Delaware corporation (together with its successors and assigns, the "Company"), THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY and NORTH ATLANTIC SMALLER COMPANIES INVESTMENT TRUST PLC (collectively, the "Noteholders").

                                    RECITALS:

         A. The Company has entered into those certain separate Note Purchase Agreements, each dated as of November 19, 1993 (collectively, as amended pursuant to the terms of each of the amendment agreements set forth in Schedule A to this Agreement and as in effect prior to the effectiveness of this Agreement, the "Existing Note Purchase Agreement," and, as amended by this Agreement, the "Amended Note Purchase Agreement"), with each of the Noteholders, pursuant to which the Company originally issued and sold to the Noteholders

                  (i) an aggregate principal amount of Seventeen Million Two Hundred Fifty Thousand Dollars ($17,250,000) of the Company's Series A 9.00% Senior Subordinated Notes Due November 19, 2001 (as amended, the "Notes"), and

                  (ii) an aggregate principal amount of Five Million Seven Hundred Fifty Thousand Dollars ($5,750,000) of the Company's Series B 9.00% Senior Subordinated Notes Due November 19, 2001 (the "Series B Notes"). The Company has prepaid the Series B Notes and such Series B Notes are no longer issued and outstanding.

         B. The Noteholders are the current holders of one hundred percent (100%) of the Notes outstanding as of the Effective Date.

         C. Pursuant to a notice to the Noteholders dated September 23, 1996, the Company notified the Noteholders of certain Defaults and Events of Defaults under Section 6.3 and Section 6.4 of the Existing Note Purchase Agreement (the


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"Noticed Events of Default," such term to include, for purposes of avoidance of doubt, all Defaults and Events of Defaults under Section 6.3 and Section 6.4 of the Existing Note Purchase Agreement that may have existed prior to the date of such notice or after the date of such notice and prior to the effective date of the October 1996 Waiver (as hereinafter defined)) and the Company has requested that the Noteholders continue the waiver of such Noticed Events of Default provided for in the October 1996 Waiver until March 31, 1997.

         D. Pursuant to a Waiver and Amendment Agreement dated as of October 31, 1996, the Noteholders waived the aforesaid Noticed Events of Default until November 30, 1996 and, pursuant to a letter agreement dated November 26, 1996, extended such waiver until December 9, 1996 (the "October 1996 Waiver").

         E. The Company has further requested that certain of the provisions in the Existing Note Purchase Agreement be amended, as more particularly provided herein.

         F. The Noteholders are agreeable, subject to the terms and conditions set forth below, to granting the aforesaid waivers and modifying the Existing Note Purchase Agreement as hereinafter set forth, and in connection therewith, each of the Company and the Noteholders has agreed to amend the Existing Note Purchase Agreement as set forth herein.

                                   AGREEMENT:

         NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         SECTION 1.        DEFINED TERMS.

         The terms used herein and not defined herein shall have the meanings assigned to such terms in the Existing Note Purchase Agreement. As used in this Agreement, the following terms have the respective meanings specified below:

         "AGREEMENT, THIS" -- means this Waiver and Amendment Agreement, as it may be amended from time to time.

         "AMENDED NOTE PURCHASE AGREEMENT" -- Recital A.

         "COMPANY" -- the introductory sentence.


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
         "EFFECTIVE DATE" -- Section 5.

         "EXISTING NOTE PURCHASE AGREEMENT" -- Recital A.

         "1996 WARRANT AGREEMENT" -- Section 3.2.

         "NOTEHOLDERS" -- the introductory sentence.

         "NOTES" -- Recital A.

         "NOTICED EVENTS OF DEFAULT" -- Recital C.

         "OCTOBER 1996 WAIVER" -- Recital D.

         SECTION 2.        WAIVER.

         Subject to the satisfaction of the conditions set forth in Section 4, the Noteholders hereby continue the waiver provided in the October 1996 Waiver in respect of each of the Noticed Events of Default until March 31, 1997 and agree that the effectiveness of Section 6.3 and Section 6.4 shall be temporarily suspended from and including the effective date of the October 1996 Waiver to and including the earlier to occur of (a) the date that any holder of Senior Debt takes any action in respect of any default or any event of default under any Senior Credit Document and (b) March 31, 1997 (the "Reinstatement Date"). After the Reinstatement Date, Section 6.3 and Section 6.4 shall be in full force and effect. Except for the foregoing express waivers and suspensions, the terms of this Agreement shall not operate as a waiver of, or otherwise prejudice, the rights, remedies or powers of the Noteholders under the Note Purchase Agreement, under the Notes or under applicable law and all of such rights, remedies and powers are hereby expressly reserved.

         SECTION 3.        AMENDMENTS TO THE EXISTING NOTE PURCHASE AGREEMENT;
1996 WARRANT AGREEMENT; AFFIRMATION.

         3.1      AMENDMENTS TO THE EXISTING NOTE PURCHASE AGREEMENT.

         The Company and, subject to the satisfaction of the conditions set forth in Section 5, each of the Noteholders hereby consent and agree to the amendments to the Existing Note Purchase Agreement set forth in Exhibit A to this Agreement. Each such amendment is incorporated herein by reference as if set forth verbatim in this Agreement.


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
         3.2      AMENDMENT TO THE EXISTING 1996 WARRANT AGREEMENT.

         In connection with the October 1996 Waiver, that certain Warrant Agreement (the "1996 Warrant Agreement"), dated as of April 15, 1996, among the Company and the Noteholders was changed by amending and restating the definition of "Initial Purchase Price" therein to mean $2.50. For purposes of the avoidance of doubt and in confirmation of said amendment, each of the Warrant Certificates (as such term is defined in the 1996 Warrant Agreement) issued under the 1996 Warrant Agreement and currently outstanding as well as Exhibit A to the 1996 Warrant Agreement are hereby further amended and modified by changing the references therein to "initial purchase price" and "Purchase Price" from "Six Dollars ($6.00) per share" to "Two Dollars and Fifty Cents ($2.50) per share." This amendment to each of the Warrant Certificates currently outstanding shall be effective without any further action required on the part of the Noteholders or the Company and without the need to submit such Certificates to Company for any notation of said change thereon or to otherwise exchange such Certificates for new Warrant Certificates.

         3.3      AFFIRMATION OF OBLIGATIONS.

         The Company hereby acknowledges and affirms all of its obligations under the terms of the Existing Note Purchase Agreement, as amended hereby, and the 1996 Warrant Agreement and the Warrant Certificates issued thereunder, as amended hereby.

         SECTION 4.        WARRANTIES AND REPRESENTATIONS.

         To induce the Noteholders to enter into this Agreement, the Company warrants and represents to the Noteholders that as of the Effective Date:

         4.1      CORPORATE ORGANIZATION AND AUTHORITY.

         The Company:

                  (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware;

                  (b) has all legal and corporate power and authority to own and operate its Properties and to carry on its


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
         business as now conducted and as presently proposed to be conducted;

                  (c) has all licenses, certificates, permits, franchises and other governmental authorizations necessary to own and operate its Properties and to carry on its business as now conducted and as presently proposed to be conducted, except where the failure to have such licenses, certificates and permits, either individually or in the aggregate, would not have, and could not reasonably be expected to have, a Material Adverse Effect; and

                  (d) has duly qualified or has been duly licensed, and is authorized to do business and is in good standing, as a foreign corporation in each state except where the failure to be so qualified or licensed and authorized and in good standing, either individually or in the aggregate, would not have, and could not reasonably be expected to have, a Material Adverse Effect.

         4.2      COMPLIANCE WITH LAW.

         The Company:

                  (a) is not in violation of any law, ordinance, governmental rule or regulation to which it is subject; and

                  (b) has not failed to obtain any license, certificate, permit, franchise or other governmental authorization necessary to the ownership of its Property or to the conduct of its business;

which violation or failure to obtain, either individually or in the aggregate, would have, or could reasonably be expected to have, a Material Adverse Effect.

         4.3      LEGAL AND AUTHORIZED; OBLIGATIONS ARE ENFORCEABLE.

                  (a) AUTHORIZATION. The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder and under the Amended Note Purchase Agreement are within the corporate powers of the Company and do not conflict with, result in any breach in any of the provisions of, constitute a default under, or result in the creation of any Lien upon any Property of the Company under the provisions of, any agreement, charter instrument, bylaw


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
         or other instrument to which it is a party or by which it or any of its Property may be bound.

                  (b) OBLIGATIONS ARE LEGAL AND ENFORCEABLE. The execution and delivery by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company, and this Agreement has been executed and delivered by one or more duly authorized officers of the Company. This Agreement and the Amended Note Purchase Agreement constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except that the enforceability thereof may be:

                           (i) limited by applicable bankruptcy, reorganization,
                  arrangement, insolvency, moratorium or other similar laws affecting the enforceability of creditors' rights generally;

                           (ii) subject to the availability of equitable
                  remedies; and

                           (iii) with respect to indemnity and contribution,
                  limited by state or federal laws relating to Securities or by the public policy underlying such laws.

         4.4      PENDING LITIGATION.

         Except as set forth in Schedule 4.4, there are no proceedings, actions or investigations pending or, to the knowledge of the Company, threatened against or affecting the Company in any court or before any Governmental Authority or arbitration board or tribunal that, either individually or in the aggregate, would have or could reasonably be expected to have a Material Adverse Effect. The Company is not in default with respect to any judgment, order, writ, injunction or decree of any court, Governmental Authority or arbitration board or tribunal that, either individually or in the aggregate, would have or could reasonably be expected to have a Material Adverse Effect.

         Except as previously disclosed to the Noteholders, the Company has not received any notice of termination of any material contract, lease or other agreement or suffered any material damage, destruction or loss (whether or not covered by insurance) or had any employee strike, work-stoppage, slowdown or lock-out or any substantial, non-frivolous threat directed to it of any imminent strike, work-stoppage, slowdown or lock-out.

         4.5      GOVERNMENTAL CONSENT.

         Neither the nature of the Company, nor of any of its businesses or Properties, nor any relationship between the Company and any other Person, nor any circumstance in connection herewith or in connection with the execution and delivery of this Agreement is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority on the part of the Company as a condition to the execution and delivery thereof.

         4.6      NO DEFAULTS.

                  (a) NO OTHER DEFAULTS. No Defaults or Events of Default exist, other than the Noticed Events of Default.

                  (b) FINANCING DOCUMENTS. No event has occurred and no condition exists that, upon the execution, delivery and effectiveness of this Agreement would constitute a Default or an Event of Default.

                  (c) CHARTER INSTRUMENT, OTHER AGREEMENTS. The Company is not in violation in any respect of any term of any charter instrument or bylaw. Except as set forth in Schedule 4.6, the Company is not in violation in any material respect of any term in any agreement or other instrument to which it is a party or by which it or any of its Property may be bound, which would have, or could reasonably be expected to have, a Material Adverse Effect.

         SECTION 5.        CONDITIONS.

         The waiver by the Noteholders set forth in Section 2 and the consent of the Noteholders to the amendments described in Section 3 shall become effective on December 9, 1996 (the "Effective Date") if all of the following conditions have on or prior to such date been satisfied:

         5.1      EXECUTION AND DELIVERY OF THIS AGREEMENT.

         The Company and the Required Holders shall have executed and delivered counterparts of this Agreement.

         5.2      WAIVER BY HOLDERS OF SENIOR DEBT.


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
         The Company and each holder of Senior Debt whose consent is required therefor pursuant to the terms of the Senior Credit Documents shall have executed and delivered waivers and/or amendments with respect to all events of default which exist under such Senior Credit Documents. The Company shall have delivered to each Noteholder a copy of the Second Amendment to Credit Agreement and Limited Waiver entered into among the Company and the holders of Senior Debt, together with a certification by a Senior Officer of the Company stating that such copy is a true and correct copy and such Second Amendment to Credit Agreement and Limited Waiver cures or waives all events of default which exist under the Senior Credit Documents as of the date hereof.

         5.3      NO DEFAULT; REPRESENTATIONS AND WARRANTIES TRUE.

         After giving effect to Section 2, hereof, no Default or Event of Default under the Amended Note Purchase Agreement shall exist, the warranties and representations set forth in Section 4 hereof shall be true and correct on the Effective Date, and the Noteholders shall have received a certificate, dated as of the Effective Date and signed by a Senior Officer, certifying to such matters and certifying that all of the conditions specified in this Section 5 have been satisfied.

         5.4      AUTHORIZATION OF TRANSACTIONS.

         The Company shall have authorized, by all necessary corporate action, its execution, delivery and performance of this Agreement and the consummation of all transactions contemplated by this Agreement and evidence of the same shall have been delivered to the Noteholders. The Noteholders shall have received a certificate, dated as of the Effective Date and signed by the Secretary or the Assistant Secretary of the Company, certifying to the resolutions in respect of such authorization and to such other matters as the Noteholders shall reasonably request.

         5.5      OPINIONS OF COUNSEL.

         The Noteholders shall have received from each of (a) Brobeck, Phleger & Harrison, counsel to the Company, and (b) Hebb & Gitlin, a legal opinion substantially in the form set forth in Exhibit B1 and Exhibit B2, respectively, and as to such other matters as the Noteholders may reasonably request.

         5.6      EXPENSES.


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
         The Company shall have paid all costs and expenses to the Noteholders relating to this Agreement in accordance with Section 6.6 (including, without limitation, any attorney's fees and disbursements).

         5.7      PROCEEDINGS SATISFACTORY.

         All proceedings taken in connection with this Agreement shall be satisfactory to the Noteholders and their special counsel. The Noteholders and their special counsel shall have received copies of such documents and papers as they may reasonably request in connection therewith, in form and substance satisfactory to them.

         SECTION 6.        MISCELLANEOUS.

         6.1      GOVERNING LAW.

         THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH, AND GOVERNED BY, INTERNAL NEW YORK LAW.

         6.2      DUPLICATE ORIGINALS.

         Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed in one or more counterparts and shall be effective when at least one counterpart shall have been executed by each party hereto, and each set of counterparts which, collectively, show execution by each party hereto shall constitute one duplicate original.

         6.3      EFFECT OF THIS AGREEMENT.

         Except as specifically provided in this Agreement, no terms or provisions of the Existing Note Purchase Agreement have been modified or changed by this Agreement and the terms and provisions of the Existing Note Purchase Agreement, as amended hereby, shall continue in full force and effect. This Agreement and the waivers and amendments contained herein shall have and be in effect on and after the Effective Date.


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
         6.4      WAIVERS AND AMENDMENTS OF THIS AGREEMENT.

         Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, or by any action or inaction, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

         6.5      SECTION HEADINGS.

         The titles of the sections hereof appear as a matter of convenience only, do not constitute a part of this Agreement and shall not affect the construction hereof.

         6.6      COSTS AND EXPENSES.

         On the Effective Date, the Company shall pay all costs and expenses of the Noteholders related hereto, including, but not limited to, the statement for fees and disbursements of the Noteholders' special counsel presented to the Company on the Effective Date for matters in connection with this Agreement. The Company will also pay upon receipt of any statement thereof, each additional statement for fees and disbursements of the Noteholders' special counsel rendered after the Effective Date in connection with this Agreement. The obligations of the Company under this Section 6.6 shall survive the payment or prepayment of the Notes and the termination of the Amended Note Purchase Agreement.

         6.7      SURVIVAL.

         All warranties, representations, certifications and covenants made by the Company hereunder or in any certificate or other instrument delivered pursuant hereto or thereto shall be considered to have been relied upon by the Noteholders and shall survive the execution of this Agreement, regardless of any investigation made by or on behalf of the Noteholders. All statements in any such certificate or other instrument shall constitute warranties and representations of the Company hereunder.

         [REMAINDER OF PAGE INTENTIONALLY BLANK. NEXT PAGE IS SIGNATURE PAGE.]


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by a duly authorized officer or agent thereof, as the case may be, as of the date first above written.


                                          THE CERPLEX GROUP, INC.



                                          By
                                              --------------------------------
                                              Name:
                                              Title:



Accepted:

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY



By
  ---------------------------------------
  Name:
  Title:


JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY


By
  ---------------------------------------
  Name:
  Title:


NORTH ATLANTIC SMALLER COMPANIES INVESTMENT TRUST PLC


By
  ---------------------------------------
  Name:
  Title:

[Signature page to the WAIVER AND AMENDMENT AGREEMENT among THE CERPLEX GROUP, INC. and the Noteholders listed therein.]

                                                                      SCHEDULE A

Amendment No. 1 to Note Purchase Agreement dated as of May 26, 1994.

Amendment No. 2 to Note Purchase Agreement dated as of July 29, 1994.

Amendment Agreement dated as of October 27, 1994.

Waiver and Amendment Agreement dated as of April 15, 1996.

Waiver and Amendment Agreement dated as of October 31, 1996 (as extended by that certain letter agreement dated November 26, 1996).


                                  Schedule A-1

                                                                    SCHEDULE 4.4


                        PENDING AND THREATENED LITIGATION

                         [To be provided by the Company]


                                 Schedule 4.4-1

                                                                    SCHEDULE 4.6


                    VIOLATIONS OF AGREEMENTS AND INSTRUMENTS

                         [To be provided by the Company]


                                 Schedule 4.6-1

                                                                       EXHIBIT A


                 AMENDMENTS TO EXISTING NOTE PURCHASE AGREEMENT


         1. AMENDMENT TO SECTION 6 OF THE EXISTING NOTE PURCHASE AGREEMENT.
Section 6 of the Existing Note Purchase Agreement is hereby amended by adding the following Section 6.18 and Section 6.19 immediately following Section 6.17 in the Existing Note Purchase Agreement:

                  "6.18 MINIMUM PROFITABILITY. The Company shall not permit Consolidated Net Income (as defined in the Wells Fargo Credit Agreement) for the fiscal quarter of the Company ending December 31, 1996 to be less than ($7,000,000).


                  6.19 MINIMUM RATIO OF ACCOUNTS RECEIVABLE TO LOANS. The Company shall not permit the ratio of (i) the sum of (a) the aggregate amount of all Accounts Receivable (as defined in the Wells Fargo Credit Agreement) of the Company and the Subsidiaries as of the last day of any fiscal quarter of the Company and (b) the book value as defined by GAAP of all Inventory (as defined in the Wells Fargo Credit Agreement) of the Company and the Subsidiaries as of such day to (ii) the aggregate principal amount of all outstanding Wells Fargo Credit Agreement Debt as of such day to be less than 0.80:1.00."

         2.       AMENDMENT TO SECTION 7.1.

                  (a) Clause (j) of Section 7.1 of the Existing Note Purchase Agreement is hereby amended by deleting the word "and" at the end of such clause.

                  (b) Clause (k) of Section 7.1 of the Existing Note Purchase Agreement is hereby amended by deleting the period at the end of such clause and substituting "; and" in lieu thereof.

                  (c) Section 7.1 of the Existing Note Purchase Agreement is hereby by adding the following clause (l) immediately following clause
         (k) in Section 7.1 of the Existing Note Purchase Agreement:


                                  Exhibit A - 1

                           "(l) MONTHLY FINANCIAL STATEMENTS -- as soon as
                  available and in any event prior to December 10, 1996 with respect to the month ended October 31, 1996 and within 30 days after the end of each month thereafter, commencing with the month ended November 30, 1996, the consolidated balance sheet of the Company and the Subsidiaries as at the end of such month, the related consolidated statements of income, stockholders' equity and cash flows of the Company and the Subsidiaries for such month, and an income statement for such month showing the results of operations for each division of the Company and the Subsidiaries, all in reasonable detail and certified by the chief financial officer of the Company that they fairly present the financial condition of the Company and the Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments."

         3.       AMENDMENT TO SECTION 8.1(C).

         The following is hereby added to the end of Section 8.1(c) of the Existing Note Purchase Agreement: "or Section 6.18 or Section 6.19."


                                  Exhibit A - 2

                                                                      EXHIBIT B1

                    FORM OF OPINION OF COUNSEL TO THE COMPANY



                 [Letterhead of Brobeck, Phleger & Harrison LLP]


                                                        [Effective Date]


To Each of the Persons
Listed on Annex 1 Hereto

         Re:      The Cerplex Group, Inc.,
                  a Delaware corporation (the "Company")

Ladies and Gentlemen:

         Reference is made to the Waiver and Amendment Agreement dated December 9, 1996 (the "Amendment"), among the Company and each of the Persons listed under Part A of Annex 1 hereto (the "Noteholders"), which waives and amends certain of the provisions of, as specified in the Amendment, those certain Note Purchase Agreements, each dated as of November 19, 1993, as amended (collectively, as in effect immediately prior to the effectiveness of the Amendment, the "Existing Note Purchase Agreement," and, as amended by the Amendment, the "Amended Note Purchase Agreement"), between the Company and each of the Persons listed on Annex 1 thereto, relating to, among other things, the purchase and sale of the Company's Series A 9.00% Senior Subordinated Notes due November 19, 2001 (the "Notes"). The capitalized terms used herein and not defined herein have the meanings specified in the Amendment and the Amended Note Purchase Agreement, as the case may be.

         We have acted as special counsel to the Company in connection with the Amendment and the transactions contemplated thereby. This opinion is being delivered to you in compliance with Section 5.5 of the Amendment.

         In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates, including certificates of public officials, and other


                                 Exhibit B1 -1
instruments as we have deemed necessary or advisable for purposes of this opinion, including those relating to the authorization, execution and delivery of the Amendment. In addition, we have examined the following documents:

                  (a) an executed copy of the Existing Note Purchase Agreement;

                  (b) the Notes;

                  (c) an executed copy of the Amendment;

                  (d) an executed certificate of a Senior Officer of the Company, delivered pursuant to Section 5.3 of the Amendment;

                  (e) an executed certificate of the Secretary of the Company, delivered pursuant to Section 5.4 of the Amendment;

                  (f) the bylaws of the Company, the records of proceedings of the board of directors of the Company and a certified copy of the Restated Certificate of Incorporation of the Company, all as in effect on the date hereof;

                  (g) a long-form good standing certificate with respect to the Company from the Secretary of State of the State of Delaware and foreign good standing certificates with respect to the Company from each of the states set forth in Annex 2 hereto; and

                  (h) originals, or copies certified or otherwise identified to our satisfaction, of such other documents, records, instruments and certificates of public officials as we have deemed necessary or appropriate to enable us to render this opinion.

         We have assumed, with your consent, (i) the genuineness of all signatures (other than signatures of officers of the Company), (ii) the authenticity of all documents submitted to us as originals, and (iii) the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies. As to any facts material to the opinions hereinafter expressed which we did not independently establish or verify, we have relied, without investigation, upon


                                  Exhibit B1 -2
certificates, statements and representations of representatives of the Company; and we have no actual knowledge of any material inaccuracies in any of the facts contained therein. In making our examination of the documents executed by Persons other than the Company, we have assumed that each such Person had the power to enter into and perform all its obligations thereunder and the due authorization of, and the due execution and delivery of, such documents by each such Person, and that such documents have been duly authorized, executed and delivered by, and are binding upon and enforceable against, such Person.

         As used in this opinion, the phrase "to the best of our knowledge" means as to matters of fact that, based on the actual knowledge of individual attorneys within the firm responsible for handling matters for the Company and after an examination of documents referred to herein and after inquiries of certain officers of the Company, we find no reason to believe that the opinions expressed are factually incorrect; but beyond that we have made no factual investigation for the purposes of rendering this opinion.

         This opinion relates solely to the laws of the States of California and New York, the General Corporation Law of the State of Delaware and applicable Federal laws of the United States, and we express no opinion with respect to the effect or applicability of the laws of other jurisdictions.

         Based on the foregoing, we are of the opinion that:

         1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business and own its Property.

         2. The Company has duly qualified and is in good standing as a foreign corporation in each jurisdiction where the character of its Properties or the nature of its activities makes such qualification necessary, except where the failure to so qualify and be in good standing would not have a material adverse effect on the Company or affect the validity of the Amendment.

         3. The Company has the requisite corporate power and authority to execute and deliver the Amendment and to perform its obligations under the Amendment and the Amended Note Purchase Agreement and the Notes.


                                  Exhibit B1-3

         4. The Amendment has been duly authorized by all necessary corporate action on the part of the Company, and has been executed and delivered by one or more duly authorized officers of the Company. Each of the Amendment, the Amended Note Purchase Agreement, the 1996 Warrant Agreement, as amended by the Amendment, and the Notes is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         5. All consents, approvals and authorizations of, and all designations, declarations, filings, registrations, qualifications and recordations with, Federal, California, New York and Delaware Governmental Authorities required on the part of the Company in connection with the execution and delivery of the Amendment has been obtained.

         6. Except as set forth in Annex 3 hereto, to the best of our knowledge, there are no material proceedings, actions or investigations pending against or affecting the Company in any court or before any Governmental Authority or arbitration board or tribunal.

         7. The execution and delivery of the Amendment and the performance by the Company of the obligations under the Amendment, the Amended Note Purchase Agreement, the 1996 Warrant Agreement, as amended by the Amendment, and the Notes will not conflict with, constitute a violation of, result in a breach of any provision of, constitute a default under, or result in the creation or imposition of any Lien upon any of its Property pursuant to the Restated Certificate of Incorporation or bylaws of the Company, any applicable statute, rule, regulation, or, to the best of our knowledge, judgment or decree to which the Company is subject.

         Each of the opinions set forth above is subject to the following qualifications, assumptions, limitations and exceptions:

         (a) The opinions expressed above are subject to the effect of any bankruptcy, insolvency, reorganization, fraudulent conveyance, preference, equitable subordination, moratorium, bulk sales, marshalling or other similar laws affecting the enforcement of creditors' rights generally.

         (b) The opinions expressed above are subject to the effect of general principles of equity, whether applied by a court of law or equity.


                                  Exhibit B1 -4

         (c) We express no opinion herein with respect to matters of local, county or municipal law, or with respect to the laws, regulations or ordinances of local agencies within the States of New York and California. Subject to the foregoing, any reference herein to "law" means, unless specifically limited, the Constitution, statutes and regulations of the States of New York and California and the United States and judicial decisions of the courts thereof. Furthermore, we express no opinion with respect to Federal or state anti-fraud or anti-trust laws, or environmental or pollution control laws.

         (d) We express no opinion as to the enforceability of any provisions contained in the Amendment, the Amended Note Purchase Agreement or the Notes (i) providing for an increase in the rate of interest or imposing a late charge or penalty in the event of delinquency or default, (ii) imposing a prepayment charge, fee or penalty based upon a percentage or fraction of the amount prepaid or the amount outstanding under the Amended Note Purchase Agreement and the Notes, (iii) purporting to waive statutory rights, including the right to receive notice or to be allowed to cure, reinstate or redeem in the event of a default, (iv) purporting to allow any party to exercise any rights without presentment, demand, protest or notice required by applicable law to any other person or entity signatory thereto or bound thereby, (v) purporting to establish evidentiary standards, (vi) providing for a waiver of the benefits of any statute of limitations or any applicable bankruptcy or insolvency law or a waiver of any rights under any applicable statues or rules hereafter enacted or promulgated, or (vii) the enforceability of any provisions dictating the governing law of the Amendment, the Amended Note Purchase Agreement and the Notes.

         (e) The opinions expressed above are subject to the effect of judicial decisions which may permit the introduction of extrinsic evidence to interpret the terms of written contracts.

         (f) We express no opinion as to the enforceability under certain circumstances or provisions which purport to indemnify a party against, or require contributions toward, that party's liability for its own wrongful or negligent act, or where indemnification or contribution is contrary to public policy. In this regard, we advise you that in the opinion of the Securities and Exchange Commission indemnification of directors, officers and controlling persons of any issuer against liabilities


                                  Exhibit B1-5
arising under the Securities Act of 1933, as amended, is against public policy and is therefore unenforceable.

         (g) The opinions expressed above are subject to the effect of generally applicable rules of law that:

                  (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness;

                  (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected;

                  (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct;

                  (iv) govern and afford judicial discretion regarding the determination of damages and entitlement to attorney fees and other costs;

                  (v) may permit a party who has materially failed to render or offer performance required by the contract to cure that failure unless (A) permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance, or (B) it was important in the circumstance to the aggrieved party that performance occur by the date stated in the contract; and

                  (vi) limit or affect the enforcement of provisions of a contract purporting to restrict access to legal or equitable remedies.

         This opinion is rendered as of the date hereof, and we disclaim any undertaking to advise you of changes in law or fact which may affect the continued correctness of our opinion as of any later date. Except as otherwise expressly set forth below, this opinion is rendered only to the Persons listed on Annex 1 hereto, and is solely for their benefit in connection with the transactions referenced herein. Future holders of the Notes may rely on this opinion as if it were addressed to them. Our opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.


                                  Exhibit B1-6

                                              Very truly yours,



                                              Brobeck, Phleger & Harrison LLP


                                  Exhibit B1 -7

                                     ANNEX 1


                                     PART A

The Northwestern Mutual Life Insurance Company
720 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

John Hancock Mutual Life Insurance Company
John Hancock Place
200 Clarendon Street
Boston, Massachusetts 02117

North Atlantic Smaller Companies Investment Trust PLC
c/o J.O. Hambro & Co., Ltd.
30 Queen Anne's Gate
London, England SW1H9AL


                                     PART B

Hebb & Gitlin
One State Street
Hartford, Connecticut 06103


                                    Annex 1-1

                                     ANNEX 2

                       Foreign Good Standing Certificates


Oregon
California
New York
Pennsylvania


                                    Annex 2-1

                                                                      EXHIBIT B2

                        FORM OF OPINION OF HEBB & GITLIN




                                                     December ___, 1996


To each of the Persons
listed in Annex 1 hereto

         Re:      The Cerplex Group, Inc., a Delaware corporation (the
                  "Company")

Ladies and Gentlemen:

         Reference is made to the Waiver and Amendment Agreement dated December 9, 1996 (the "Amendment"), among the Company and each of the Persons listed on Annex 1 hereto (the "Noteholders"), which waives and amends certain of the provisions, as specified in the Amendment, of those certain Note Purchase Agreements, each dated as of November 19, 1993, as amended (collectively, as in effect immediately prior to the effectiveness of the Amendment, the "Existing Note Purchase Agreement," and, as amended by the Amendment, the "Amended Note Purchase Agreement"), between the Company and each of the Noteholders, relating to, among other things, the purchase and sale of the Company's Series A 9.00% Senior Subordinated Notes due November 19, 2001 (the "Notes"). The capitalized terms used herein and not defined herein have the meanings specified in the Amendment and the Amended Note Purchase Agreement, as the case may be.

         We have acted as special counsel to the Noteholders in connection with the transactions contemplated by the Amendment. This opinion is being delivered pursuant to Section 5.5 of the Amendment.

         In acting as such counsel, we have examined:

                  (a) an executed copy of the Existing Note Purchase Agreement;

                  (b) the Notes;

                  (c) an executed copy of the Amendment;


                                 Exhibit B2 - 1

                  (d) an executed copy of the Warrant Agreement dated as of April 15, 1996 (the "1996 Warrant Agreement"), among the Company and each of the Noteholders;

                  (e) an executed certificate of a Senior Officer of the Company, delivered pursuant to Section 5.3 of the Amendment and an executed certificate of the Secretary of the Company, delivered pursuant to Section 5.4 of the Amendment;

                  (f) the opinion of Brobeck, Phleger & Harrison, counsel to the Company, dated the date hereof and delivered to you pursuant to Section
         5.5 of the Amendment; and

                  (k) originals, or copies certified or otherwise identified to our satisfaction, of such other documents, records, instruments and certificates of public officials as we have deemed necessary or appropriate to enable us to render this opinion.

         We have assumed the genuineness of all signatures and documents submitted to us as originals, that all copies submitted to us conform to the originals, the legal capacity of all natural Persons, and that each Person executing documents had the power to enter into and perform its obligations under such documents, and that such documents have been duly authorized, executed and delivered by, and are binding upon and enforceable against, such Persons.

         In rendering our opinion, we have relied, to the extent we deem necessary and proper, on:

(A) warranties and representations as to certain factual matters contained in the Amendment; and

                  (B) such opinion of Brobeck, Phleger & Harrison with respect to all questions

                           (i) governed by California law, and

                           (ii) concerning the due incorporation, valid
                  existence, good standing and corporate power and authority of, and the authorization, execution and delivery of instruments by, the Company (except that we have made an independent examination of the


                                 Exhibit B2 - 2
                  certificate referred to above of the Secretary of the Company setting forth its bylaws and corporate resolutions authorizing its participation in the transactions contemplated by the Amendment);

         based on such investigation as we have deemed appropriate, such opinion is satisfactory in form and scope to us and in our opinion the Noteholders and we are justified in relying thereon.

         Based on the foregoing, we are of the following opinions:

         1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

         2. The Company has the requisite corporate power and authority to execute and deliver the Amendment and to perform its obligations thereunder.

         3. The Amendment has been duly authorized by all necessary corporate action on the part of the Company and has been executed and delivered by one or more duly authorized officers of the Company, and each of the Amendment, the Amended Note Purchase Agreement, the 1996 Warrant Agreement, as amended by the Amendment, and the Notes constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         4. No consents, approvals or authorizations of Governmental Authorities are required under the laws of the United States of America or the State of New York in connection with the execution and delivery by the Company of the Amendment. Our opinion in this paragraph 4 is based solely on a review of generally applicable laws of the United States of America and New York, and not on any search with respect to, or review of, any orders, decrees, judgments or other determinations specifically applicable to the Company.

         5. The execution and delivery of the Amendment and the performance by the Company of its obligations under the Amendment, the Amended Note Purchase Agreement, the 1996 Warrant Agreement, as amended by the Amendment, and the Notes will not conflict with, constitute a violation of, result in a breach of any provision of, constitute a default under, or result in the creation or imposition of any Lien or encumbrance upon


                                 Exhibit B2 - 3
any of its Properties pursuant to the Restated Certificate of Incorporation or bylaws of the Company.

         All opinions contained herein with respect to the enforceability of documents and instruments are qualified to the extent that:

                  (a) the availability of equitable remedies, including, without limitation, specific enforcement and injunctive relief, is subject to the discretion of the court before which any proceedings therefor may be brought;

                  (b) the enforceability of certain terms provided in the Amendment, the Amended Note Purchase Agreement, the 1996 Warrant Agreement, as amended by the Amendment, and the Notes may be limited by applicable bankruptcy, reorganization, arrangement, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally as at the time in effect; and

                  (c) rights to indemnification and contribution thereunder may be limited by applicable law or public policy.

         Except in reliance on such opinion of Brobeck, Phleger & Harrison, we express no opinion as to the law of any jurisdiction other than the federal law of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware.

         Future holders of the Notes may rely on this opinion as if it were addressed to them.

                                                     Very truly yours,


                                 Exhibit B2 - 4

                                     ANNEX 1
                                   ADDRESSEES


The Northwestern Mutual Life Insurance Company
720 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

John Hancock Mutual Life Insurance Company
John Hancock Place
200 Clarendon Street
Boston, Massachusetts 02117

North Atlantic Smaller Companies Trust PLC
c/o J.O. Hambro & Co., Ltd.
30 Queen Anne's Gate
London, England SW1H9AL